Exhibit (h)(ii)(a)
Dated: May 1, 2009
Schedule A
TRANSFER AGENT FEES
1.	FUND PER ACCOUNT AND ASSET BASED FEES:

Per Account Fee:	$11.00 per open non-NSCC Networked account per year $4.50 per open NSCC Networked account per year $1.35 per closed account per year (any account closed within a month is considered an open account until the following month)

Asset Based Fees:	3.10 Basis Points up to $2 billion per portfolio 2.50 Basis Points from $2 billion to $5 billion per portfolio 1.50 Basis Points from $5 billion thereafter per portfolio

Annual Minimum:	$10,000.00 per class to a maximum of $50,000 per portfolio

Other Fees:	The Transfer Agent shall collect an annual fee of $15.00 per global account from each shareholder holding an IRA account (excluding Consumer’s Energy Group and certain other groups as agreed to by the Funds and Transfer Agent.)
2.	SYSTEM ENHANCEMENTS:

Client defined system enhancements will be agreed upon by the Transfer Agent and the Funds and billed at a rate of $150.00 per hour. All programming rates are subject to an annual 5% increase after June 1, 2008.

3.	LOST SHAREHOLDER SEARCH/ REPORTING:

$2.75 per account search, to be billed to Munder as fees are incurred by Transfer Agent for this service.

4.	PRINT/MAIL

A.	Print/Mail Fees

Exhibit (h)(ii)(a)
OUTPUT DEVELOPMENT

▪	Implementation Start-Up Fee	$5,000
▪	Systems Development/Programming Fee	$150.00/HR
▪	Tech Support/Forms Development	$150.00/HR
▪	Systems Testing	$85.00/HR
PRINTING / PROCESSING

▪	Per Confirm/Statement/Page Printing	$0.084
▪	Per Check Printing	$0.106
▪	Per Check Issuance	$0.15
▪	Print Change of Address	$0.010
INSERTING (daily minimums may apply)

▪	Confirms Machine Inserting per page (includes BRE or CRE)	$0.044 ($50 min)
▪	Additional Inserts Machine	$0.010
▪	Confirms Hands Inserting per page (includes BRE or CRE)	$0.075 ($50 min)
▪	Additional Inserts Hands	$0.074
▪	Statements Machine Inserting per page (includes BRE or CRE)	$0.055 ($50 min)
▪	Additional Inserts Machine	$0.010
▪	Statements Hands Inserting per page (includes BRE or CRE)	$0.082 ($50 min)
▪	Additional Inserts Hands	$0.084
▪	Checks Machine Inserting per page	$0.055 ($50 min)
▪	Additional Inserts Machine	$0.010
▪	Checks Hands Inserting per page	$0.096 ($50 min)
▪	Additional Inserts Hands	$0.084
▪	Machine Intelligent Inserting per page	$0.061
▪	Hands Intelligent Inserting per page	$0.132
▪	Dealer Commission Checks or 12B-1 Checks	$0.823 Each ($100 min)
SHIPPING / INVENTORY

▪	Express mail package service fee (plus actual courier charge)	$3.50
▪	Inventory dumps / S.K.U	$20.00
▪	Inventory receipts / S.K.U.	$20.00
▪	Inventory storage / location / month — per skid	$20.00
▪	Disaster Recovery Storage	At Cost
▪	Courier Charge	$15.00
▪	Shipping Boxes	$0.95 (No CPI Increase)
▪	Oversized Envelopes	$0.47 (No CPI Increase)
SPECIAL MAILINGS

▪	Workorder Administration fee	$30.00
▪	Creation of Zip Disk	$135.00
▪	ZIP+4 Data Enhancement	$0.010 ($125 min)
▪	Data Manipulation	$80.00/HR
▪	Adhoc Programming	$150.00/HR
▪	Admark & Machine Insert 1 piece into #10 or 6x9	$0.065 ($125 min)
▪	Additional Machine Insert into #10 or 6x9	$0.0027
▪	Admark & Machine Insert 1 piece into 9x12	$0.106 ($125 min)
▪	Additional Machine Insert into 9x12	$0.005
▪	Admark Only #10, 6x9 or 9x12	$0.04 ($75 min)
▪	Admark & Hand insert 1 piece into #10, 6x9 or 9x12	$0.084

▪	Hand Sort	$0.027
▪	Print, Affix labels, Hand Insert 1 Piece	$0.34 ($75 min)
▪	Print and affix labels to self mailer	$0.21 ($75 min)
▪	Print Labels only	$0.106
▪	Affix Labels only	$0.106
▪	Additional inserts Hand	$0.084
▪	Legal Drop per Mailing	$150.00
▪	Copy of 3602 or 3606 per Mailing	$3.00
▪	Combo or Household Charge	$0.006
▪	Create Mailing List	$0.420 ($75 min)
▪	Tabbing
▪	1 Tab	$0.008
▪	2 Tabs	$0.010
MISC FEES

▪	Manual pulls	$2.50
▪	Special Projects Hourly Work	$24.77
▪	Per piece mail preparation / presort fee	$0.035
▪	Fast Forward Fees	$0.15
▪	Machine Folding	$0.019
▪	Hand Folding	$0.127
▪	Discounts	5% credit fee/per Invoice excluding taxes and postage
▪	Sales Tax (MA Rate) 5% X 5%
B.	Tax Form Output Processing*

▪	Print & Process	$0.42
▪	Workorder Administration Fee	$15.00
▪	Minimum Processing/Job	$75.00
▪	Dupe Tax Forms	$0.50 ($15 min per day)
▪	Intelligent Inserting Machine	$0.05
▪	Additional Machine Insert	$0.01
▪	Additional Hand Insert	$0.06
▪	Affidavit Charge	$3.50
▪	Pulls	$2.50
▪	Presort Fee	$0.035
C.	Miscellaneous Tax Mailings

▪	Duplex Print	$0.11
▪	Simplex Print	$0.08
▪	Affidavit Charge	$3.50
▪	Machine Insert	$0.056
▪	Hand Insert	$0.065
▪	Machine Folding	$0.018
▪	Hand Folding	$0.12

▪	Additional Machine Inserts	$0.01
▪	Additional Hand Inserts	$0.06
▪	Work Order Fee	$15.00
▪	Minimum Processing/Job	$75.00
▪	Pulls	$2.50
▪	Presort Fee	$0.035
D.	Digital Services

▪	Alchemy Images / CD Images	$0.05
▪	PDF Storage for Alchemy Server	$0.01
▪	Original CD-ROM Charges	$225.00 per CD
▪	Duplicate CD-ROM Charges	$175.00 per CD
▪	Set up Fee	$1,500
5.	Miscellaneous Charges. The Fund shall be charged for the following products and services as applicable:
•	Ad hoc reports

•	Ad hoc SQL time

•	Banking Services

•	COLD Storage

•	Digital Recording (at $0.08 per minute)

•	Image Document Storage (at $0.06 per page)

•	Microfiche/microfilm production

•	Magnetic media tapes and freight

•	Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationery
Fee Adjustments. The Transfer Agent may adjust the per account fees and the print mail fees once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) — (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Client’s monthly fees (or the Effective Date absent a prior such adjustment).
6.	Data Delivery (DAZL) Fees
Set-up Fee: $5,000.00 (waived)

$1,000.00 per month plus $0.025 per record transmitted ($0.015/price record)

7.	AUDIO VRU

Ongoing monthly fees: Per call: $0.10
Per minute in VRU: $0.29
Monthly maintenance: $500.00*

*   The monthly maintenance fee includes: hardware and software upgrades and on call support

Also, the voice recording will be billed out at $150.00 per hour

8.	Internet Account Services (NextGen) Fees

1.	Transaction Costs:
•	Account Inquiry	$.10 per occurrence ($3,200 monthly min.)
•	Financial/Maintenance Transactions	$.50 per occurrence ($320 monthly min.)
•	New User/Self-Registration	$2.50 per occurrence
2.	Hardware Maintenance Fee Including Hardware and Software: $ 28,000 per annum

•	Does not include client hardware and software requirements. That is an out-of-pocket expense for the client

•	Installation of hardware is billed as time and materials

•	Does not include third party hardware and software maintenance agreements

•	Does not include hardware upgrades

3.	Customized Development: $180 per hour

4.	Network Fee (one-time): $2,100
9.	CBA:

Set Up Fee: $38,400

Annual per account for all eligible accounts $0.30 per year Programming Costs: $80.00 per hour

10.	Small Account Fee:

Once per quarter on such dates as specified by the Funds, the Transfer Agent shall collect a small account fee (the “Small Account Fee”) of $6.00 per account per Fund from shareholder accounts meeting the following criteria:
•	Individual Fund IRA and UGMA/UTMA positions of <$450 in value

•	Individual Fund non-IRA/UGMA/UTMA positions of <$2,300 in value
Except that accounts meeting the following criteria shall be excluded:

▪	All accounts with the same Tax ID aggregated together that have a value >$25,000

▪	All accounts coded by the Funds or Transfer Agent as Transaction Fee Exempt, VIP, Minimum Balance Fee Exempt, or Employee

▪	All NSCC-networked accounts

▪	All street name, omnibus and plan-level retirement accounts

▪	All accounts coded by the Funds or Transfer Agent Stop Debit or Stop All or those without a Tax ID

▪	All Class R, Class K and Class Y share accounts

▪	All accounts with an active Automatic Investment Plan (AIP)

▪	Other such exceptions as agreed to by the Funds and Transfer Agent
The Transfer Agent shall retain all Small Account Fees collected. The Funds shall reimburse the Transfer Agent for any fees not collected as a result of the Funds’ changes to any of the above criteria unless such changes are agreed to in advance by the Funds and Transfer Agent.

11.	AML Fees:

Number of Open Accounts	Annual Fee
1,000,000 +	$50,000
500,000 – 999,999	$35,000
100,000 – 499,999	$26,000
50,000 – 99,999	$13,000
10,000 – 49,999	$6,000
100 – 9,999	$3,000
12.	Retirement Plan Document Fees:

The Transfer Agent shall provide the Funds with prototype documents and related updates in compliance with all applicable provisions of the Internal Revenue Code and related regulations:

$500 per year -	IRA — Traditional (includes SEP)
$500 per year -	IRA — Roth
$500 per year -	IRA — Simple
$500 per year -	Coverdell ESA (formerly known as the Education IRA)
$750 per year -	Non ERISA 403(b)(7) (for salary reduction contributions only)
$750 per year -	Money Purchase (multi participant / flexible plan documents)
$750 per year -	Profit Sharing (multi participant / flexible plan documents)
$750 per year -	EZk (developed for a single participant/Owner Only with income below $160,000)

13.	Customer Identification Program Fees:

$2.25 per customer verification $0.02 per month per such result stored

14.	NSCC Transaction Charges:

$0.20 per financial transaction $0.15 per confirmation

15.	SAR/8300 Services:

$18,000 per year, per Fund Complex. For this purpose, “Fund Complex” is defined as MST and MST II. Transfer Agent will charge the Fund Complex $18,000 per year regardless of the number of funds within the Fund Complex.

16.	AdvisorCentral

Annual Fee - $25,000.00 billed monthly	$2,083.33 per month
Inquiry	$0.10 per click
Transaction	$0.50 per click
New Account Set Up	$1.50 per click
Account Maintenance	$1.00 per click
Electronic Statements (click charge only)	$0.10 per click
Prospectus Requests	$0.75 per click
Customizations	$150.00 per hour
AdvisorCentral fees are exclusive of and do not include any taxes, duties, or similar charges. The Funds agree to pay or reimburse PFPC for all federal, state, dominion, provincial, or local sales, VAT, use, personal property, import, export, excise or other taxes, fees, or duties arising out of the AdvisorCentral Services, except that the Funds shall have no liability for taxes on the net income of any other party. PFPC reserves the right to pass through and invoice the Funds for increases in fees imposed by AdvisorCentral upon 30 days’ advance notice (such increases not to occur more than once a calendar year) or upon renewal of the Agreement. If the Funds do not consent to such fee increases, then the Funds’ sole and exclusive remedy is to terminate the AdvisorCentral Services and pay all amounts due and owing through the date of such termination.

17.	Customer management suite fees

Imaging Seats	$3,500 per seat, per month
COLD Seats	$2,500 per seat, per month

18.	22c-2 Fees:

Implementation Fee:	$33,000 one time fee.

Monthly Base Fee:	$11,000 (to begin first day of initial download and this fee shall not be prorated for any partial months)

Transaction Storage Fee:	$275 per month per million transactions (or fraction thereof) stored
(will be invoiced monthly)

Customized system development (if applicable):	$200 per hour (will be invoiced as incurred)

Training:	Training will be completed via various webcast sessions.

Non Standard Data Processing Charge:	Will be quoted upon request

Out of Pocket expenses:	Will include NSCC data charges per transaction. Out of pocket expenses not detailed above will be invoiced as incurred. Services requested over and above those contained within this agreement would be evaluated at the time of request.
19.	Red Flag Fees:

Fund Complex with less than 50,000 Direct accounts:	$2,000.00 annually
Fund Complex with 50,000 Direct accounts or more:	$4,000.00 annually
For this purpose, “Fund Complex” is defined as MST and MST II and “Direct Account” means an account holding Fund shares established directly with and through PNC by a natural person as a registered account on the Fund Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through PNC.

20.	Data Repository Analytics Suite (DRAS)

No charge.
The Transfer Agent will provide an invoice for the fees described in this Schedule A as soon as practicable after the end of each calendar month. The Fund agrees to pay to the Transfer Agent the amounts so billed by Federal Funds Wire within thirty (30) business days after the Fund’s receipt of the invoice. In addition, with respect to all fees, the Transfer Agent may charge a service fee equal to the lesser of (i) one and one half percent (1-1/2%) per month or (ii) the highest rate legally permitted on any past due invoiced amounts.

MUNDER SERIES TRUST	PNC GLOBAL INVESTMENT
MUNDER SERIES TRUST II	SERVICING (U.S.) INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: